AMENDED AND RESTATED EXPENSE REIMBURSEMENT AGREEMENT

AMENDED AND RESTATED EXPENSE REIMBURSEMENT AGREEMENT (the “Agreement”), dated as of October 1, 2016, amending the Expense Reimbursement Agreement dated May 30, 2014, by and between AMG FUNDS IV (formerly ASTON FUNDS), a Delaware statutory trust (the “Trust”), on behalf of the series of the Trust set forth in Schedule A hereto (each, a “Fund”), and AMG FUNDS LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is a Delaware statutory trust, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Fund is a series of the Trust;

WHEREAS, the Trust and Aston Asset Management LLC (“Aston”) are parties to an Investment Advisory Agreement dated May 30, 2014 (“Advisory Agreement”) and an Expense Reimbursement Agreement dated May 30, 2014;

WHEREAS, effective as of October 1, 2016, Aston was merged with and into the Adviser, pursuant to which all rights and obligations of Aston under the Advisory Agreement and this Agreement were vested in the Adviser, and the Adviser became the investment adviser to each Fund;

WHEREAS, the parties wish to restate this Agreement to reflect changes to the fee and expenses structures of the Funds as of October 1, 2016;

NOW THEREFORE, the parties hereto agree as follows:

1.	EXPENSE LIMITATION.

1.1 Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a Fund in any fiscal year, including but not limited to investment advisory fees, but excluding interest, taxes, brokerage commissions, other investment-related costs, shareholder servicing fees, distribution and service (12b-1) fees, extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of the Fund’s business, and acquired fund fees and expenses (“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1.2 below, the Adviser will be liable for such excess amount (the “Excess Amount”) to the extent set forth in this Agreement. In determining the Fund Operating Expenses, expenses that the Fund incurred but did not actually pay because of expense offset arrangements will be included.

1.2 Operating Expense Limit. The Operating Expense Limit in any year with respect to a Fund will be that as set forth in Schedule A (annualized) of the average daily net assets of the Fund.

1.3 Duration of Operating Expense Limit. The Operating Expense Limit with respect to each Fund will remain in effect for the term of this Agreement.

1.4 Method of Computation. To determine the Adviser’s obligation with respect to the Excess Amount, each day the Fund Operating Expenses for a Fund will be annualized. If the annualized Fund Operating Expenses for any day of the Fund exceed the Operating Expense Limit of the Fund, the Adviser will waive or reduce its investment advisory fee in an amount sufficient to pay that day’s Excess Amount. The Fund may offset amounts owed by the Adviser pursuant to this Agreement against the investment advisory fee payable to the Adviser. Furthermore, to the extent that the Excess Amount exceeds such waived or reduced investment advisory fee, the Adviser will reimburse the Fund for any other operating expenses.

2.	REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS TO ADVISER.

If on any day during which the Advisory Agreement is in effect in respect of a Fund and the estimated annualized Fund Operating Expenses of the Fund for that day are less than the Operating Expense Limit, the Adviser will be entitled to reimbursement by the Fund of the investment advisory fees waived or reduced and any other expense reimbursements or similar payments remitted by the Adviser to the Fund pursuant to Section 1 hereof from commencement of operations through the completion of the first three full fiscal years (an “Adviser Reimbursement Amount”) for a period of up to three years from the fiscal year end during which such amount was waived or reduced, to the extent that the annualized Fund Operating Expenses plus the amount so reimbursed equals, for such day, the Operating Expense Limit, provided that such amount paid to the Adviser will in no event exceed the Adviser Reimbursement Amount and will not include any amounts previously reimbursed. The Adviser Reimbursement Amount will be accrued daily and paid monthly in arrears.

3.	TERM AND TERMINATION OF AGREEMENT.

With respect to each Fund. this Agreement will have an initial term as set forth in Schedule A, and will continue in effect thereafter for subsequent one-year periods unless terminated by the Adviser prior to the end of the preceding term. This Agreement will automatically terminate with respect to a Fund upon the termination of the Advisory Agreement with respect to that Fund. The obligations of the Adviser under Section 1 of this Agreement and of the Fund under Section 2 of this Agreement will survive the termination of this Agreement solely as to expenses and obligations incurred prior to the date of such termination.

4.	MISCELLANEOUS.

4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2 Interpretation. Nothing herein contained will be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Trust Instrument or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

4.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, will have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

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4.4 Prior Agreement. For the avoidance of doubt, the Adviser and the Trust each acknowledge and agree that all of the obligations of such party outstanding under the prior Expense Reimbursement Agreement dated June 24, 2010, as amended and restated as of July 1, 2012, as of the date hereof are hereby assumed by such party.

4.5 Amendments. This Agreement may be amended only by a written instrument signed by each of the parties hereto.

4.6 Limitation of Liability. This Agreement is executed by or on behalf of the Trust, and the Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument and agrees that the obligations assumed by the Trust pursuant to this Agreement will be limited in all cases to the Trust and its assets, and the Adviser will not seek satisfaction of any such obligations from the trustees, officers or shareholders of the Trust.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

AMG FUNDS IV (formerly ASTON FUNDS) on behalf of the Funds set forth in Schedule A

By:	/s/ Jeffrey T. Cerutti
Name:	Jeffrey T. Cerutti
Title:	President and Chief Executive Officer
AMG FUNDS LLC

By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	Chief Operating Officer

SCHEDULE A

Fund	Current Term	Operating Expense Limit
AMG Managers Anchor Capital Enhanced Equity Fund (formerly ASTON/Anchor Capital Enhanced Equity Fund)	February 28, 2018	1.07%
AMG Managers DoubleLine Core Plus Bond Fund (formerly ASTON/DoubleLine Core Plus Fixed Income Fund)	February 28, 2018	0.61%
AMG Managers Fairpointe Focused Equity Fund (formerly ASTON/Fairpointe Focused Equity Fund)	February 28, 2018	0.82%
AMG Managers Guardian Capital Global Dividend Fund (formerly ASTON/Guardian Capital Global Dividend Fund)	February 28, 2018	1.05%
AMG Managers Herndon Large Cap Value Fund (formerly ASTON/Herndon Large Cap Value Fund)	February 28, 2018	0.82%
AMG Managers Lake Partners LASSO Alternatives Fund (formerly ASTON/Lake Partners LASSO Alternatives Fund)	February 28, 2018	1.09%
AMG Managers LMCG Small Cap Growth Fund (formerly ASTON/LMCG Small Cap Growth Fund)	February 28, 2018	1.03%
AMG Managers Montag & Caldwell Mid Cap Growth Fund (formerly ASTON/Montag & Caldwell Mid Cap Growth Fund)	February 28, 2018	0.95%
AMG Managers Pictet International Fund (formerly ASTON/Pictet International Fund)	February 28, 2018	1.08%
AMG Managers Silvercrest Small Cap Fund (formerly ASTON/Silvercrest Small Cap Fund)	February 28, 2018	1.08%

A-1

Fund	Current Term	Operating Expense Limit
AMG Managers Value Partners Asia Dividend Fund (formerly ASTON/Value Partners Asia Dividend Fund)	February 28, 2018	1.15%
AMG River Road Dividend All Cap Value Fund II (formerly ASTON/River Road Dividend All Cap Value Fund II)	February 28, 2018	0.99%
AMG River Road Focused Absolute Value Fund (formerly ASTON/River Road Focused Absolute Value Fund)	February 28, 2018	0.71%
AMG River Road Long-Short Fund (formerly ASTON/River Road Long-Short Fund)	February 28, 2018	1.37%
AMG River Road Select Value Fund (formerly ASTON/River Road Select Value Fund)	February 28, 2018	1.19%

A-2